Exhibit 10.2
EXPEDIA GROUP, INC. STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT, including any additional terms and conditions set forth in any appendix for the Participant's country (the "Appendix" and, together, this "Agreement"), dated as of the Grant Date, is concluded by and between Expedia Group, Inc., a U.S. Delaware corporation (the "Corporation"), and the undersigned employee of the Corporation, Affiliate or Subsidiary (the "Participant").
All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation's Fifth Amended and Restated 2005 Stock and Annual Incentive Plan (as amended from time to time, the "Plan"). Reference is made to the Summary of Award, which may be found on the Morgan Stanley StockPlan Connect website at www.stockplanconnect.com (or any successor system selected by the Corporation).
1.    Award, Vesting and Exercise of the Stock Option
(a)    Subject to the provisions of this Agreement and the Plan, the Corporation hereby grants to the Participant on February 25, 2021 (the “Grant Date”) an option to purchase 2,275,000 Shares, at the exercise price of $157.18 per Share (the “Stock Option”). The Stock Option shall be a Nonqualified Stock Option. Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Stock Option shall expire on the seventh anniversary of the Grant Date.
(b)    Subject to the terms and conditions of the this Agreement and the Plan, and the Participant's continuous employment by the Corporation or one of its Subsidiaries or Affiliates through the vesting date, the Stock Option will vest on June 1, 2024.
(c)    Notwithstanding the foregoing, the Corporation shall be entitled to hold the Shares issuable to the Participant upon exercise of the Participant's Stock Option until the Corporation or the agent selected by the Corporation to manage the Plan under which the Stock Option has been issued (the "Agent") has received from the Participant a duly executed Form W-9 or W-8, or such other form required by the tax authorities, as applicable.
2.    Termination of Employment
(a)     Except as otherwise expressly set forth in the Plan or in Section 2(b) below, in the event of the Participant's Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant's employment or service agreement, if any), the Participant's right to vest in the Stock Option will cease as of such date of Termination of Employment and any unvested portion of the Stock Option will be forfeited effective as of such date; furthermore, the Participant's right to exercise the Stock Option after Termination of Employment, if any, will be measured by reference to such date of Termination of Employment and in accordance with the applicable post-termination exercise period set forth in the Plan. Upon such Termination of Employment, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan.
(b)    In the event of Participant’s Termination of Employment prior to June 1, 2024, by the Participant for Good Reason, by the Corporation without Cause or due to Participant’s death or Disability, subject to (i) Participant’s compliance with the restrictive covenants set forth in Section 2 of the Standard Terms and Conditions of the Employment Agreement (other than in the case of Participant’s death), and

(ii) Participant (or, in the case of Participant’s death or Disability, Participant’s legal representative) signing and not revoking a Release that becomes effective by the Release Deadline, the Stock Option will vest with respect to the number of Shares indicated in the table below and the vested portion of the Stock Option shall remain exercisable until the earlier of the seventh anniversary of the Grant Date and the two-year anniversary of the date of Participant’s Termination of Employment:

Termination Date
Before June 1, 2021	June 1, 2021 through May 31, 2022	June 1, 2022 through May 31, 2023	June 1, 2023 through May 31, 2024
1,137,500	1,706,250	2,275,000
			2,275,000

For purposes of this Agreement, “Good Reason,” “Cause,” “Disability,” “Release” and “Release Deadline” shall have the meanings set forth in the Employment Agreement, by and between the Corporation and Participant, dated February 25, 2021.
(c)    For purposes of the Stock Option, the date of Termination of Employment will be the date the Participant is no longer actively providing services to the Corporation or any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant's employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed or providing services for the purposes of his or her Stock Option (including whether the Participant may still be considered to be providing services while on a leave of absence).
(d)    The Participant agrees that, if the Participant exercises any portion of the Stock Option within two years prior to or any time after (i) the Participant's Termination of Employment for Cause, or (ii) the Participant's voluntary Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Corporation shall be entitled to recover from the Participant, at any time within two years following such exercise, and the Participant shall pay over to the Corporation on demand, an amount equal to the excess of (x) the aggregate Fair Market Value of the Common Stock subject to such exercise on the date of exercise over (y) the aggregate exercise price of the Common Stock subject to such exercise.
3.    Non-Transferability of the Stock Option
Except as otherwise provided in Section 5(j) of the Plan or as determined by the Committee, the Stock Option is not transferable except by will or by laws of descent and distribution.
4.    Adjustments in the Event of Change in Stock; Change in Control
Upon the occurrence of certain events relating to the Corporation's Common Stock contemplated by Section 3(d) of the Plan, the Committee shall make adjustments in accordance with such Section. Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply.

5.    Taxes and Withholding
i.The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Subsidiary or Affiliate which employs the Participant or for which the Participant otherwise renders services (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (the "Tax-Related Items") is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting and exercise of the Stock Option, the receipt of cash or any dividends and the subsequent sale of the Shares issued at exercise of the Stock Option; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Stock Option to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    The Participant agrees to make, prior to any relevant taxable or tax withholding event, as applicable, adequate arrangements satisfactory to the Corporation and/or the Employer (or former employer) to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all applicable Tax-Related Items by one or a combination of the following:
(1)    withholding from the Participant's wages or other cash compensation paid to the Participant by the Corporation or the Employer; or
(2)    withholding from proceeds of the sale of Shares acquired upon exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant's behalf pursuant to this authorization without further consent); or
(3)    withholding in Shares to be issued upon exercise of the Stock Option, provided, however, that if the Participant is a Section 16 officer of the Corporation under the Exchange Act, then the Corporation will withhold from proceeds of the sale of Shares upon the relevant tax withholding event, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied by method (1) above.
(c)    The Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates in the Participant's country, including maximum rates applicable in the Participant's jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the Participant does not receive a refund of any over-withheld amount from the Corporation or the Employer, the Participant may seek a refund from the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Stock Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    Finally, the Participant agrees to pay to the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Participant with this Section 5. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section 5.
6.    Other Restrictions
(a)    The Participant acknowledges that the Participant is subject to the Corporation's policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Participant may be prohibited from selling Shares issued upon the exercise of any stock option other than during an open trading window.
(b)    The Participant acknowledges that the Participant may be subject to the Corporation's Stock Ownership Policy and/or Incentive Compensation Clawback Policy (as such may be amended from time to time, or any successor policies thereto), applicable to certain senior executives of the Corporation, and the Stock Option and this Agreement shall constitute good and valuable consideration for such acknowledgment and agreement. Further, the Stock Option (and any shares of Common Stock issued under this Award or the aggregate Fair Market Value thereof, less the aggregate exercise price paid) is subject to recoupment as may be required by applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder and any compensation recovery policy otherwise required by applicable law.
(c)    The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, the Participant's country, the Agent's country and/or the country where Shares are listed, which may affect the Participant's ability to directly or indirectly, for him- or herself or for a third party, accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the Stock Option) under the Plan during such times as the Participant is considered to have "inside information" regarding the Corporation (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (1) disclosing the inside information to any third party (other than on a "need to know" basis) and (2) "tipping" third parties or otherwise causing them to buy or sell securities; including "third parties" who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to the restrictions imposed under the Corporation's Securities Trading Policy or other insider trading policy. The Participant further acknowledges that it is the Participant's responsibility to comply with any applicable restrictions and that the Participant should speak to a personal legal advisor on this matter.
(d)    Notwithstanding any other terms and conditions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Corporation shall not be required to deliver any Shares issuable upon exercise of the

Stock Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities, exchange control or other law, or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Corporation shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Corporation is under no obligation to register or qualify the Shares with the Commission or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Corporation shall have unilateral authority to amend the Plan and the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
7.    Nature of Award
In accepting the Stock Option, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted in the Plan;
(b)the grant of the Stock Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, benefits in lieu of stock options or other Awards, even if stock options have been awarded in the past;
(c)all decisions with respect to future awards of stock options or other Awards, if any, will be at the sole discretion of the Corporation;
(d)the grant of the Stock Option and the Participant's participation in the Plan will not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Corporation, the Employer or any other Subsidiary or Affiliate and shall not interfere with the ability of the Employer to terminate the Participant's employment or service relationship (if any);
(e)the Participant is voluntarily participating in the Plan;
(f)the Stock Option and the Shares subject to the Stock Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)unless otherwise agreed in writing with the Corporation, the Stock Option and the Shares subject to the Stock Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or an Affiliate;
(h)the Stock Option and the Shares subject to the Stock Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option resulting from (i) the application of any recoupment as described in

Section 6(b) herein or (ii) the Participant's Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant's employment or service agreement, if any);
(j)the future value of the Shares subject to the Stock Option is unknown and cannot be predicted with certainty;
(k)if the underlying Shares do not increase in value, the Stock Option will have no value;
(l)if the Participant exercises the Stock Option and acquires Shares, the value of such Shares may increase or decrease in value even below the exercise price; and
(m)neither the Corporation, the Employer nor any other Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between the Participant's local currency (if not the United States dollar) and the United States Dollar that may affect the value of the Stock Option or of any amounts due to the Participant pursuant to the exercise of the Stock Option or the subsequent sale of any Shares acquired upon exercise.
8.    Notices
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: at the last known address on record at the Corporation.
If to the Corporation:
Expedia Group, Inc.
1111 Expedia Group Way W
Seattle, WA 98111
U.S.A.
Attention: Chief Legal Officer and Secretary
Facsimile: +1(425) 679-7251
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.
9.    Effect of Agreement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.
10.    Laws Applicable to Construction; Consent to Jurisdiction
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Stock Option is subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.
11.    Severability
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
12.    Conflicts and Interpretation
Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (1) interpret the Plan, (2) prescribe, amend and rescind rules and regulations relating to the Plan and (3) make all other determinations deemed necessary or advisable for the administration of the Plan.
In the event of any (x) conflict between any information posted on the Morgan Stanley Benefit Access System (or successor system) and this Agreement, the Plan and/or the books and records of the Corporation or (y) ambiguity in any information posted on the Morgan Stanley Benefit Access System (or successor system), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.
13.    Amendment; Waiver
The Corporation may modify, amend or waive the terms of the Stock Option, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, Nasdaq or other applicable stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
14.    Headings
The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
15.     Data Privacy
(a)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Corporation, the Employer and any other Subsidiaries and Affiliates (the "Group") for the purposes described in this Agreement and any other Award materials, including:
(1)verifying the Participant's identity and implementing, administering and managing the Participant's participation in the Plan;
(2)administration and management of the Plan, including purchase, transfer, disposal or other transactions relating to any Shares acquired under the Plan and all purposes incidental thereto;
(3)the archival of documents and records in both electronic and physical form for record keeping purposes;
(4)conducting financial reporting and analysis related to the Plan's operations;
(5)complying with the Group's policies and procedures;
(6)preventing, detecting and investigating crime, including fraud and any form of financial crime, and analyzing and managing other commercial risks;
(7)compliance with any applicable rules, laws and regulations, codes of practice or guidelines, including, without limitation, compliance with laws and regulations (local and foreign) which may apply to the Plan, the Group, or to assist in law enforcement and investigations by relevant authorities; and
(8)subject to applicable law, any other purposes set out in this Agreement.
(b)    The Participant understands and acknowledges that the Group holds, or may hold, certain personal data about him or her, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Awards or any other entitlements to Shares or equivalent benefits awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant's favor ("Data"), for the purpose of implementing, administering and managing the Plan.
(c)    The Participant understands, acknowledges and agrees that Data may be transferred to Morgan Stanley Smith Barney LLC and certain of its affiliated companies ("Morgan Stanley"), or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant's country of residence or elsewhere, and that the recipient's country may have different data privacy laws and protections to those of the Participant's country. The Corporation and/or the Employer may also disclose Data to any third party in connection with any actual or prospective restructuring, sale or acquisition of the Corporation, any of its Affiliates or Subsidiaries, or the Employer, or any assets of the Group. In accordance with applicable law, the Corporation may also be required to disclose Data to relevant government regulators or authorities or law enforcement agencies. The Participant authorizes any such recipients (presently or in the future) to receive, collect, possess, use, retain, disclose and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data to the Agent or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that, if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, request a list with the names and addresses of any potential recipients of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative.
(d)    The Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant's employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant's consent is that the Corporation would not be able to grant stock options or other Awards to the Participant or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant may contact the local human resources representative.
(e)    Finally, the Participant agrees, upon request of the Corporation or the Employer, to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Corporation and/or the Employer) that the Corporation and/or the Employer may deem necessary to be obtained from the Participant for the purpose of administering participation in the Plan in compliance with the data privacy laws in Participant's country, either now or in the future.  The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Corporation and/or the Employer.
(f)    The Group processes the Participant's personal data in accordance with the Expedia Group Global Staff Privacy Notice and for legitimate purposes as described in this Section 15. Such processing activities include data transfer to third parties and countries or jurisdictions outside of where Participant is employed and as necessary for the provision of this Agreement and to comply with applicable laws and legal obligations.
The Expedia Group Global Staff Privacy Notice, Expedia Group Record Retention Policy and other applicable Expedia Group policies are available on the Corporation's intranet portal.1
16.    Choice of Language
The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow the Participant to understand the terms of this Agreement and any other documents related to the Plan. If the Participant has received this Agreement and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version in any way, the English version will control.
17.    Electronic Delivery and Acceptance
(a)    The Corporation may, in its sole discretion, decide to deliver any documents related to the Stock Option awarded under, and participation in, the Plan or future options that may be awarded
1 https://expediacorp.sharepoint.com/sites/BaseCamp/Policies/Pages/GlobalPolicies.aspx under the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Agent or Corporation or a third party designated by the Corporation.
(b)    Electronic acceptance of this Agreement pursuant to the Corporation's instructions to the Participant (including through an online acceptance process managed by the Agent or Corporation or another third party designated by the Corporation) shall constitute execution of the Agreement by the Participant.
18.     Appendix
Notwithstanding any terms and conditions in this Stock Option Agreement, the Stock Option shall be subject to any additional terms and conditions set forth in any Appendix for the Participant's country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Stock Option Agreement.
19.    Imposition of Other Requirements.
The Corporation reserves the right to impose other requirements on the Participant's participation in the Plan, on the Stock Option and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Foreign Asset / Account Reporting Requirements, Exchange Controls.
The Participant's country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant's ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant's country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant's country of residence. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant's responsibility to be aware of and compliant with all such requirements, and that the Participant should consult a personal legal and tax advisor, as applicable, to ensure the Participant's compliance.
22.    No Advice Regarding Grant.
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant understands and acknowledges that he or she should consult with his or her own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.

IN WITNESS WHEREOF, the Corporation's duly authorized representative and the Participant have each executed this Agreement.

EXPEDIA GROUP, INC.

/s/ Robert Dzielak

Name:    Robert Dzielak
Title:    Chief Legal Officer and Secretary

PETER KERN

/s/ Peter Kern